Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
February 1, 2024	TRADED: Nasdaq

LANCASTER COLONY REPORTS SECOND QUARTER SALES AND EARNINGS
    WESTERVILLE, Ohio, February 1 - Lancaster Colony Corporation (Nasdaq: LANC) today reported results for the company’s fiscal second quarter ended December 31, 2023.
Summary
•Consolidated net sales increased 1.8% to a second quarter record $485.9 million versus $477.4 million last year. Retail net sales grew 2.0% to $264.0 million while Foodservice net sales advanced 1.5% to $221.9 million.
•Consolidated gross profit increased $19.4 million, or 19.0%, to a second quarter record $121.5 million.
•Consolidated operating income increased $14.4 million, or 28.1%, to a second quarter record $65.8 million.
•Net income was $1.87 per diluted share versus $1.45 per diluted share last year.
CEO David A. Ciesinski commented, “We were very pleased to complete the quarter with record sales and profit. In addition to carryover pricing, Retail segment net sales growth of 2.0% was driven by volume gains for our successful licensing program, continued strong performance for our New York BRAND® Bakery frozen garlic bread and increased demand for our Reames® frozen egg noodles. In the Foodservice segment, sales growth of 1.5% was led by higher demand from several of our national chain restaurant accounts along with volume growth for our branded Foodservice products. It is worth noting that, during the period, Foodservice segment sales were adversely impacted by deflationary pricing.”
“Our reported gross profit margin improved to 25.0%, an increase of 360 basis points versus last year, which reflects favorable pricing net of commodity costs, or PNOC, following two years of unprecedented inflation, in addition to the positive impacts of our cost savings initiatives.”
“Looking ahead to our fiscal third quarter, we project Retail sales will continue to benefit from our expanding licensing program while, in the Foodservice segment, we expect sustained volume growth from select quick-service restaurant customers. We anticipate continued favorability in our pricing net of commodity costs, but at a sequentially lower level compared to our fiscal second quarter. Deflationary pricing is expected to remain a headwind to Foodservice segment net sales.”

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Second Quarter Results
Consolidated net sales increased 1.8% to a second quarter record $485.9 million versus $477.4 million last year. Retail segment net sales grew 2.0% to $264.0 million. Beyond the favorable impact of our fiscal 2023 pricing actions, key contributors to the increase in Retail segment net sales included our licensing program, most notably Chick-fil-A® sauces and dressings; our New York BRAND® Bakery frozen garlic bread products; and our Reames® frozen egg noodles. Retail segment sales volume, measured in pounds shipped, declined 1.9%. Excluding the impacts of a recent value engineering initiative and our reduced commitment to private label bread, Retail sales volume increased 1.2%. In the Foodservice segment, net sales improved 1.5% to $221.9 million despite deflationary pricing. Foodservice sales volume, measured in pounds shipped, increased 4.6% led by higher demand from several of our national chain restaurant accounts along with volume growth for our branded Foodservice products.
Consolidated gross profit increased $19.4 million, or 19.0%, to a second quarter record $121.5 million, which reflects favorability in our pricing net of commodity costs and the impact of our cost savings initiatives. Partial offsets to these positive factors included higher labor costs and increased depreciation expense.
SG&A expenses rose $4.9 million to $55.7 million driven by increased consumer spending and higher brokerage costs. Expenditures for Project Ascent, our ERP initiative, continued to wind down with costs totaling $2.0 million in the current-year quarter versus $7.5 million last year.
Consolidated operating income grew $14.4 million, or 28.1%, to a second quarter record $65.8 million driven by the increase in gross profit partially offset by the higher SG&A expenses.
Net income increased $11.5 million to $51.5 million, or $1.87 per diluted share, versus $1.45 per diluted share last year. Expenditures for Project Ascent reduced net income by $1.5 million, or $0.06 per diluted share, in the current-year quarter compared to $5.7 million, or $0.21 per diluted share, in the prior-year quarter.
Fiscal Year-to-Date Results
For the six months ended December 31, 2023, net sales increased 4.9% to $947.5 million compared to $902.9 million a year ago. Net income for the six-month period totaled $95.4 million, or $3.47 per diluted share, versus the prior-year amount of $77.6 million, or $2.81 per diluted share. In the current-year period, spend for Project Ascent decreased net income by $4.5 million, or $0.16 per diluted share. In the prior-year period, spend for Project Ascent decreased net income by $12.8 million, or $0.47 per diluted share.
Conference Call on the Web
The company’s second quarter conference call is scheduled for this morning, February 1, at 10:00 a.m. ET. Access to a live webcast of the call is available through a link on the company’s Internet home page at www.lancastercolony.com. A replay of the webcast will also be made available on the company’s website.
About the Company
    Lancaster Colony Corporation is a manufacturer and marketer of specialty food products for the retail and foodservice channels.
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Forward-Looking Statements
    We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control, which could cause our actual results to differ materially from those expressed in the forward-looking statements. Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:
•efficiencies in plant operations and our overall supply chain network;
•the reaction of customers or consumers to pricing actions we take to offset inflationary costs;
•price and product competition;
•the impact of customer store brands on our branded retail volumes;
•adequate supply of labor for our manufacturing facilities;
•adverse changes in freight, energy or other costs of producing, distributing or transporting our products;
•inflationary pressures resulting in higher input costs;
•fluctuations in the cost and availability of ingredients and packaging;
•dependence on contract manufacturers, distributors and freight transporters, including their operational capacity and financial strength in continuing to support our business;
•stability of labor relations;
•dependence on key personnel and changes in key personnel;
•cyber-security incidents, information technology disruptions, and data breaches;
•capacity constraints that may affect our ability to meet demand or may increase our costs;
•geopolitical events, such as Russia’s invasion of Ukraine, that could create unforeseen business disruptions and impact the cost or availability of raw materials and energy;
•the potential for loss of larger programs or key customer relationships;
•failure to maintain or renew license agreements;
•significant shifts in consumer demand and disruptions to our employees, communities, customers, supply chains, production planning, operations, and production processes resulting from the impacts of epidemics, pandemics or similar widespread public health concerns and disease outbreaks;
•changes in demand for our products, which may result from changes in consumer behavior or loss of brand reputation or customer goodwill;
•the possible occurrence of product recalls or other defective or mislabeled product costs;
•the success and cost of new product development efforts;
•the lack of market acceptance of new products;
•the extent to which business acquisitions are completed and acceptably integrated;
•the ability to successfully grow acquired businesses;
•the effect of consolidation of customers within key market channels;
•maintenance of competitive position with respect to other manufacturers;
•the outcome of any litigation or arbitration;
•changes in estimates in critical accounting judgments;
•the impact of any regulatory matters affecting our food business, including any required labeling changes and their impact on consumer demand;
•the impact of fluctuations in our pension plan asset values on funding levels, contributions required and benefit costs; and
•risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).

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PAGE 4 / LANCASTER COLONY REPORTS SECOND QUARTER SALES AND EARNINGS
Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on statements that are based on current expectations.

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FOR FURTHER INFORMATION:	Dale N. Ganobsik
Vice President, Corporate Finance and Investor Relations
Lancaster Colony Corporation
Phone: 614/224-7141
Email: ir@lancastercolony.com

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PAGE 5 / LANCASTER COLONY REPORTS SECOND QUARTER SALES AND EARNINGS
LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands except per-share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2023	2022	2023	2022
Net sales	$485,916	$477,394	$947,488	$902,931
Cost of sales	364,448	375,292	717,298	701,774
Gross profit	121,468	102,102	230,190	201,157
Selling, general & administrative expenses	55,714	50,775	107,661	100,532
Operating income	65,754	51,327	122,529	100,625
Other, net	1,425	478	2,282	208
Income before income taxes	67,179	51,805	124,811	100,833
Taxes based on income	15,695	11,832	29,376	23,268
Net income	$51,484	$39,973	$95,435	$77,565

Net income per common share: (a)
Basic	$1.87	$1.45	$3.47	$2.82
Diluted	$1.87	$1.45	$3.47	$2.81

Cash dividends per common share	$0.90	$0.85	$1.75	$1.65

Weighted average common shares outstanding:
Basic	27,425	27,471	27,437	27,460
Diluted	27,440	27,493	27,457	27,476

(a)        Based on the weighted average number of shares outstanding during each period.

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PAGE 6 / LANCASTER COLONY REPORTS SECOND QUARTER SALES AND EARNINGS

LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended December 31,		Six Months Ended December 31,
	2023	2022	2023	2022
NET SALES
Retail	$263,992	$258,763	$506,176	$481,979
Foodservice	221,924	218,631	441,312	420,952
Total Net Sales	$485,916	$477,394	$947,488	$902,931

OPERATING INCOME
Retail	$59,521	$49,352	$112,645	$92,252
Foodservice	27,145	26,696	53,778	58,625
Corporate Expenses	(20,912)	(24,721)	(43,894)	(50,252)
Total Operating Income	$65,754	$51,327	$122,529	$100,625

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	December 31, 2023	June 30, 2023
ASSETS
Current assets:
Cash and equivalents	$133,848	$88,473
Receivables	100,188	114,967
Inventories	158,192	158,265
Other current assets	13,171	12,758
Total current assets	405,399	374,463
Net property, plant and equipment	490,391	482,206
Other assets	253,135	256,325
Total assets	$1,148,925	$1,112,994

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$104,114	$111,758
Accrued liabilities	59,262	56,994
Total current liabilities	163,376	168,752
Noncurrent liabilities and deferred income taxes	77,223	81,975
Shareholders’ equity	908,326	862,267
Total liabilities and shareholders’ equity	$1,148,925	$1,112,994
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